Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penn Virginia Corporation:

We consent to the incorporation by reference of our report dated February 27, 2009, except for Note 24 of the consolidated financial statements as to which the date is June 2, 2009, with respect to the consolidated balance sheets of Penn Virginia Corporation (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the June 3, 2009, Current Report on Form 8-K of the Company. Our report refers to a change in the method of accounting for income tax uncertainties. We also consent to the incorporation by reference of our report dated February 27, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of the Company.

/s/ KPMG LLP

Houston, Texas

June 10, 2009